UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                           SEC File Number: 000-04186

(Check One):  [ ] Form 10-K and 10-KSB   [ ] Form 20-F   [ ] Form 11-K
              [X] Form 10-Q and 10-QSB   [ ] Form N-SAR

For Period Ended:  September 30, 2003

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         Nothing on this Form shall be construed to imply that the Commission has verified any information contained herein

PART I.  REGISTRANT INFORMATION

                           THE SAGEMARK COMPANIES LTD.
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                             Full Name of Registrant
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                                       N/A
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                            Former Name if Applicable
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        1285 Avenue of the Americas, 35th Floor, New York, New York 10019
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                      Address of Principal Executive Office
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PART II.    RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form
         could not be eliminated without unreasonable effort or expense      [X]

         (b) The subject annual report, semi-annual report, transition report on Form 10-K and Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q and Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date
                                                                             [X]

         (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable                           [ ]


PART III.   NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         Due to delays in receiving certain information, the report on Form 10-QSB could not be timely filed without unreasonable effort or expense.


PART IV.    OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

                 George W. Mahoney, Chief Financial Officer: 212.554.4219

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.



                           THE SAGEMARK COMPANES LTD.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 12, 2003                  By: /s/ GEORGE W. MAHONEY
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                                               Name:    George W. Mahoney
                                               Title:   Chief Financial Officer


                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                          Violations (see U.S.C. 1001).